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                                  EXHIBIT 5.1
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                                                                    EXHIBIT 5.1


September 15, 1995



Consolidated-Tomoka Land Co.
149 South Ridgewood Avenue
Daytona Beach, Florida 32114

Ladies and Gentlemen:

         We refer to the registration statement of Consolidated-Tomoka Land Co., a Florida corporation (the "Company") on Form S-8 (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission (the "Commission") concurrently herewith, covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 200,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"). This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Securities Act.

                 This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

         As counsel for the Company, we have examined the Registration Statement, and we are familiar with the proceedings taken by the Company relating to it. We also have examined the Articles of Incorporation and the Bylaws of the Company and such Company records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have made such investigations and have examined such certificates of public officials and officers of the Company and such other documents and records as we deemed necessary for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures on all documents submitted to us as originals, the authenticity of all documents submitted to us as originals or certified, photostatic or facsimile copies, and the conformity to the originals of all documents submitted to us as copies. We also have relied upon the accuracy of the aforementioned certificates of public officials and, as to matters of fact, of officers of the Company. We have also relied on Company records and have assumed the accuracy and completeness thereof.

         Based upon the foregoing, it is our opinion that the Shares will be, when and if issued against payment of the agreed consideration therefor, duly authorized, legally issued and fully paid and non-assessable.

         We hereby consent to the use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this opinion, and to the use of this opinion as an exhibit (Exhibit 5.1) to the Registration Statement.





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Consolidated-Tomoka Land Co.
September 15, 1995
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         In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,


                                HOLLAND & KNIGHT